SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    December 10, 2003

KIMBALL INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-3279	35-0514506

(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

1600 Royal Street, Jasper, Indiana	47549-1001

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code   (812) 482-1600

Not Applicable

(Former name or former address, if changed since last report)

Item 5. Other Events

KIMBALL INTERNATIONAL ANNOUNCES NEW CEO;
JAMES C. THYEN CONTINUES COMPANY'S LEADERSHIP PLAN

JASPER, IN (December 10, 2003) -- Kimball International, Inc. (NASDAQ: KBALB) announced today that its Board of Directors has appointed current President James C. Thyen, as Chief Executive Officer for the Fortune 1000 company, to become effective on January 1, 2004. In addition to his role as President, as CEO, Thyen will succeed Douglas A. Habig, who will remain active as Chairman of the Board.

In making the announcement, Habig noted, "This is the logical next step in our organizational plans...." Stated Habig, "This planned, orderly transition will allow us to focus on our long-term, strategic development while providing effective, ongoing leadership of the Company."

Over the past five years, Kimball has filled four new positions on its top executive team, as Presidents of its key business groups. By 2001, the Company had put into place Don Charron as President, Kimball Electronics Group, Dan Miller as President, Furniture Brands Group, Brent Elliott as President, flexcel (contract manufacturing operations), and Barry Cook as President, Forest Products Group. Combined with a focus on the continued development of management talent, these leaders reinforce Kimball's commitment to pursuit of a higher level of success in its global business expansion.

Regarding the CEO transition, Habig explained, "Jim and I have worked closely over the years, side by side as an effective team. We have worked to maintain the Kimball culture that has built success in the past, while pursuing a strategy of growth for even greater success worldwide. I will, of course, remain actively involved in the long-term, strategic direction of the Company, but will be able to focus more energy on issues of corporate governance and Board relations, as Jim concentrates on providing leadership to our global operations."

Habig further stated, "This transition is part of our succession plan begun five years ago, to provide for the leadership development of our highest level positions, and includes the advice and recommendations of my late brother Tom." Thomas L. Habig served as CEO from 1963 to 1990 and as Chairman from 1982 to 1997. He continued to serve as Vice Chairman until his death in May of 2002.

Newly appointed CEO Jim Thyen stated, "I am confident that Kimball is in a strong position, with our capabilities, our resources, our people and our potential for market growth. We're seeing positive signs in the economy, and we are firmly optimistic for the future of our business. ...Our prospects for the future are excellent."

James C. "Jim" Thyen, 60, joined Kimball in 1966 and has served in various financial and executive capacities, including Chief Financial Officer. He joined the Company's Board of Directors in 1982, and has served as President of Kimball International since July 1997. Thyen holds a B.S. degree from Xavier University and an M.B.A. degree from Indiana University. He and his wife Pat reside in Jasper.

Douglas A. Habig, 57, Chairman of the Board, Kimball International Inc., joined Kimball in 1975 and has served in various financial and executive capacities, including chief financial and administrative officer and treasurer. He has served as CEO since 1990, and became Chairman in 1997. Mr. Habig holds a B.S. degree from St. Louis University and an M.B.A. degree in finance from Indiana University. He and his wife Nancy reside in Jasper.

Kimball International, a Fortune 1000 company (2003 rank # 975), has been rated by Fortune magazine as one of "America's Most Admired Companies." In addition, Forbes magazine has rated Kimball as one of the "Best Big Companies in America", placing Kimball on the Forbes Platinum 400 list.

Kimball International, Inc. (NASDAQ: KBALB) provides a vast array of products from its two business segments: the Furniture and Cabinets segment and the Electronic Contract Assemblies segment. The Furniture and Cabinets segment provides furniture for the office, residential and hospitality industries, all sold under the Company's family of brand names. The Furniture and Cabinets segment also provides similar engineering and manufacturing services on a contract basis to customers in the residential furniture and cabinets, office furniture, and retail infrastructure industries, as well as forest products. The Electronic Contract Assemblies segment provides similar engineering and manufacturing services to a variety of industries on a global scale.

To learn more about Kimball International, Inc., visit the Company's website on the Internet at: www.kimball.com

"Kimball International ... We Build Success!"

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

KIMBALL INTERNATIONAL, INC.

By:	/s/ Robert F. Schneider

ROBERT F. SCHNEIDER Executive Vice President, Chief Financial Officer Treasurer

Date: December 11, 2003

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